Exhibit 21

Direct and Indirect Subsidiaries, and Operating Divisions,

of Myers Industries, Inc.

As of December 31, 2025

North America, Central America and Europe Operations
Ameri-Kart Corp.	Kansas
Ameri-Kart (MI) Corp.	Michigan
Buckhorn Inc.	Ohio
DSS Direct, Inc.	Ohio
Elkhart Plastics LLC	Indiana
Erie Island LLC	Ohio
Jamco Products Inc.	Illinois
MYE Canada Operations Inc.	Canada
MYECAP Financial Corp.	Ohio
Myers Tire Supply International, Inc.	Ohio
- Myers de El Salvador S.A. De C.V. (75%)	El Salvador
- Orientadores Comerciales S.A.	Guatemala
- Myers de Panama S.A.	Panama
- Myers TSCA, S.A.	Panama
Myers de El Salvador S.A. De C.V. (25%)	El Salvador
Myers Tire Supply Distribution, Inc.	Ohio
Myers Tire Supply, LLC	Ohio
MyersTireSupply.com, Inc.	Ohio
Patch Rubber Company	North Carolina
Scepter Canada Inc.	Canada
Scepter US Holding Company	Ohio
- Scepter Manufacturing, LLC	Delaware
- Scepter International UK Limited	United Kingdom
- Scepter International Poland sp z o.o	Poland
Signature CR Intermediate Holdco, Inc.	Texas
- Signature Systems Holding Company	Delaware
- Signature Systems Group, LLC	Delaware
- Signature Systems Fencing and Flooring Systems Europe Limited	United Kingdom
Trilogy Plastics Alliance, Inc.	Ohio

Reported Operating Divisions of Myers Industries, Inc. and Subsidiaries
Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio
Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio